Exhibit 99.1

CytoSorbents Issues Stockholder Letter with Preliminary 2018 Financial Results

CytoSorbents achieved another year of record growth with total revenue of more than $22.3 million,

including product sales of approximately $20.2 million, a 51% increase from a year ago

MONMOUTH JUNCTION, NJ – January 7, 2019 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, issues a stockholder letter from Dr. Phillip Chan, Chief Executive Officer of CytoSorbents, and pre-announces preliminary unaudited fourth quarter 2018 and full-year 2018 results ahead of filing its Form 10-K.

Preliminary 2018 Financial Highlights:

The Company expects to announce record results including:

•	Full year 2018 total revenue of at least $22.3 million, with additional 2018 grant revenue expected upon finalization of invoicing
•	Full-year product sales in 2018 of approximately $20.2 million, an increase of approximately 51% compared to $13.4 million in 2017, and record Q4 2018 product sales of approximately $5.4 million
•	2018 blended gross product margins in excess of 72%, mixing higher margin direct sales and lower margin distributor and partner sales
•	More than 56,000 CytoSorb cumulative treatments delivered, up from 35,000 treatments a year ago
•	End-of-year cash position of approximately $22.3 million (12/31/18)

Dear Stockholders and Friends,

By most measures, 2018 was another outstanding year for CytoSorbents. Cumulative worldwide usage of CytoSorb grew by 60%, with CytoSorb credited in helping to save the lives of many patients around the world in a rapidly expanding library of peer-reviewed medical journal publications. This resulted in annual product sales growth in excess of 50%, helping to establish CytoSorb as an important therapeutic option for critically-ill and high-risk cardiac surgery patients in many hospitals across our geographic footprint of 53 countries. Reflecting our rapid growth, CytoSorbents was once again recognized as one of the fastest growing companies in North America across all industries, as named by the Deloitte 2018 Fast 500™ in November 2018.

During the year, the Company achieved many notable milestones, among them:

•	European Union label expansion of CytoSorb to now include the removal of bilirubin, for the treatment of acute liver disease, and the removal of myoglobin, for the treatment of severe trauma. This opens up additional massive markets for CytoSorb, targeting hospitalized patients with acute exacerbations of chronic liver disease, the latter of which afflicts more than one in every 10 people in the world, and severe trauma, a significant percent of the 56 million hospitalizations for trauma each year

•	The smooth opening of our new CytoSorb manufacturing facility in June, quadrupling our production capability. It speaks to the dedication and experience of our engineering, manufacturing, and quality teams that we transitioned relatively seamlessly to full production out of the new facility in the fourth quarter. We expect that additional process improvements with volume manufacturing will enable us to achieve greater than 80% product gross margins on a quarterly basis in 2019

•	We initiated our first pivotal trial in the United States, the 400-patient randomized, controlled REFRESH 2-AKI study, designed to support FDA regulatory approval of CytoSorb® for use in high risk cardiac surgery to reduce post-operative acute kidney injury. Following FDA approval of a trial protocol amendment in September, the study has been progressing well, with a total of 39 patients expected to be enrolled by the end of this week, up from 24 at the beginning of December. This was excellent progress by our clinical team and trial sites, despite the holiday season. This is roughly on target with our expected enrollment of approximately 1 patient per site per month. We now have 19 centers actively enrolling with an additional four sites coming on-line soon

•	The 250-patient randomized, controlled, German government-funded REMOVE endocarditis trial also continues to march forward, with now 87 patients enrolled at 10 active sites. An interim analysis on inflammatory mediators on the first 50 patients is scheduled for this month

•	Meanwhile, our internal research and development programs, in large part funded by non-dilutive government grants and contracts, have continued to innovate, enabling the rapid development of new technologies, such as HemoDefend™. Supported by approximately $5 million in funding from the National Heart, Lung, and Blood Institute (NHLBI) - a division of National Institutes of Health (NIH), as well as U.S. Special Operations Command (USSOCOM), we are preparing to begin a pivotal trial intended to support U.S. FDA approval of our HemoDefend-RBC™ packed red blood cell (pRBC) filter in the U.S. HemoDefend-RBC is a point-of-transfusion blood filter designed to reduce non-infectious contaminants in pRBCs that can cause potentially life-threatening transfusion reactions. If approved in the U.S. and elsewhere, the product could be applicable to the more than 100 million pRBC units transfused each year worldwide. However, our initial target markets will be focused on patients who are at highest risk of transfusion reactions, including patients who receive large amounts of blood as in trauma, gastrointestinal bleeds, cardiac and other high risk surgery, cancer, blood disorders, and others. Many of these markets overlap those targeted by CytoSorb, giving us an opportunity to either license the technology or leverage it across our established distribution

•	CytoSorbents was added to the Russell 2000 Small Cap Index and Russell 3000® Indexes in June as part of the annual FTSE Russell reconstitution

In addition to saving lives, an important theme for 2018 was achieving quarterly operating breakeven, excluding non-cash expenses and clinical trial costs. This was to remind investors how inherently profitable our high margin, disposable “razorblade” business model can be at a relatively modest revenue number. In fact, we were very close to achieving quarterly operating breakeven, as defined, in the past several quarters, with an operating loss of $300K and $380K in Q2 and Q3 2018, respectively, with Q4 results pending. As stated earlier, our business model becomes even more attractive as improved manufacturing efficiencies from our new plant are expected to drive blended product gross margins to at least 80% on a quarterly basis this year, while helping to keep the cost of CytoSorb to hospitals and patients at a very affordable level.

Having demonstrated the growth and profit potential of our business model, with a solid base of revenue, and strong product gross margins, we are now well-positioned to generate significant gross profit that can be utilized to fund some combination of growth, clinical studies, and profitability. For example, on a base of $20 million in product sales and 72% blended product gross margins, our gross profit was approximately $14 million in 2018. But at $30 million in sales and 80% blended gross margins, gross profit would be $24 million. And at $50 million in sales, and 82% blended gross margins, gross profit would be $41 million. If we can drive faster growth, these economics have the potential to generate significant excess cash to not only fund all of our operating needs, but also to drive true GAAP (generally accepted accounting principles) profitability over the next couple of years, where potentially 50 cents or more on every dollar in sales will drop to EBITDA (Earnings Before Interest, Tax, Depreciation, and Amortization). This would solidly place our company among an elite group of profitable companies generating significant cash flow.

To this point, in late 2018, we began to implement an aggressive growth strategy to drive accelerated long-term growth in 2019 and beyond. We are making additional investments in clinical studies, adding resources to better support our customers and partners, strengthening our distribution network, and making internal organizational changes that will better align the company for future rapid growth. Though this may result in some near-term fluctuations of our financial performance, we firmly believe these changes will result in solid 2019 year-over-year performance and a continued multi-year growth trajectory.

As we reflect upon the meaning of the holiday season and are energized by the New Year, on behalf of our Board of Directors and management team, let me once again thank the broader CytoSorbents family, including patients and their families, physicians and healthcare workers, hospitals and administrators, scientific and clinical researchers, our distributors and strategic partners, our service providers, our shareholders, and especially our employees and their families in Europe and in the U.S. for all of your hard work and dedication, and sharing our collective vision of saving lives, one person at a time. Best wishes to you and your families for a happy, healthy, and prosperous New Year!

Dr. Phillip Chan, MD, PhD

Chief Executive Officer

CytoSorbents Corporation

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution  in 53 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist.  CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents is conducting its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury.  CytoSorb® has been used in more than 56,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of nearly $26 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (USSOCOM), and others. The Company has numerous products under development based upon this unique patented blood purification technology including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com and follow us on Facebook and Twitter

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 8, 2018, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact: Amy Vogel Investor Relations 732-398-5394 avogel@cytosorbents.com Investor Relations Contact: Jeremy Feffer LifeSci Advisors 917-749-1494 jeremy@lifesciadvisors.com

Public Relations Contact: Joshua Berkman Rubenstein Public Relations 212-805-3055 jberkman@rubensteinpr.com